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-------------------------               UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ------------------------------
         FORM 4                                      Washington, D.C. 20549                                     OMB Approval
-------------------------                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                ------------------------------
[ ] Check this box if no                                                                               OMB Number:        3235-0287
    longer subject to        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Expires:   December 31, 2001
    Section 16. Form 4         Section 17(a) of the Public Utility Holding Company Act of 1935 or      Estimated average burden
    or Form 5 obligations              Section 30(f) of the Investment Company Act of 1940             hours per response.......0.5
    may continue. See                                                                                 ------------------------------
    Instruction 1(b).

    (Print or Type Responses)
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1.  Name and Address of Reporting Person*   2. Issuer Name and Ticker      4. Statement for  6. Relationship of Reporting Person(s)
                                               or Trading Symbol              Month/Year        to Issuer
                                                                                                      (Check all applicable)
    Soleta,       Debbie                       Official Payments              11/99          [ ] Director        [ ] 10% Owner
    ------------------------------------       Corporation, OPAY                             [X] Officer (give   [ ] Other
    (Last)        (First)      (Middle)                                                          title below)        (specify below)

    2333 San Ramon Valley Boulevard                                                          Vice President, Finance
    Suite 450                                                                                ---------------------------------------
    ------------------------------------   -----------------------------------------------------------------------------------------
                  (Street)                  3. I.R.S. Identification       5. If Amendment,  7. Individual or Joint/Group Filing
                                               Number of Reporting            Date of               (Check Applicable Line)
                                               Person, if an entity           Original       [X] Form Filed by One Reporting Person
    San Ramon,      CA           94583         (Voluntary)                    (Month/Year)   [ ] Form Filed by More than One
    ------------------------------------                                                         Reporting Person
    (City)        (State)        (Zip)                                        11/99

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
                       TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security      2. Trans-   3. Transaction    4. Securities Acquired (A)  5. Amount of      6. Ownership    7. Nature of
   (Instr. 3)                action      Code (Instr.      or Disposed of (D)          Securities        Form:           Indirect
                             Date        8)                (Instr. 3, 4 and 5)         Beneficially      Direct (D)      Beneficial
                             (Month/                                                   Owned at End      or Indirect     Ownership
                             Day/                                                      of Month          (I)             (Instr. 4)
                             Year)                                                     (Instr. 3         (Instr. 4)
                                                                                       and 4)
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                                         Code     V     Amount  (A) or (D)  Price
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                         Page 1 of 2
                                                                                                                     SEC 1475 (3-99)
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

FORM 4 (continued)

         TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title  2. Conver-  3. Trans-  4. Trans- 5. Number of   6. Date       7. Title      8. Price 9. Number  10. Owner-  11. Nature of
   of        sion or     action     action    Derivative     Exer-         and           of       of          ship        Indirect
   Deri-     Exercise    Date       Code      Securities     cisable       Amount        Deri-    Deri-       Form        Beneficial
   vative    Price of               (Instr.   Acquired (A)   and Expi-     of            vative   vative      of Deri-    Ownership
   Secu-     Deri-       (Month/    8)        or Disposed    ration        Under-        Secu-    Secu-       vative      (Instr. 4)
   rity      vative      Day/                 of (D)         Date          lying         rity     rities      Security:
   (Instr.   Security    Year)                (Instr. 3,     (Month/       Securi-       (Instr.  Benefi-     Direct
   3)                                         4, and 5)      Day/          ties          5)       cially      (D) or
                                                             Year)         (Instr.                Owned       Indirect
                                                                           3 and 4)               at End      (I)
                                                                                                  of          (Instr.
                                                                                                  Month        4)
                                                                                                  (Instr.
                                                                                                  4)
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                                    Code V    (A)   (D)    Date    Expir- Title Amount
                                                           Exerci- ation        or
                                                           sable   Date         Number
                                                                                of
                                                                                Shares
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Employee      $1.33     11/22/99    A    V  3,588         Immed. 11/22/  Common 3,588             109,626   D
Stock                                                     (1)    2009    Stock,
Option                                                                   par
(Right to                                                                value
Buy)                                                                     $0.01
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Employee      $15.00    11/22/99    A    V  19,998        11/22/ 11/22/  Common 19,998            129,624   D
Stock                                                     2000   2009    Stock,
Option                                                    (2)            par
(Right to                                                                value
Buy)                                                                     $0.01
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Employee      $15.00    11/22/99    A    V  90,545        11/22/ 11/22/  Common 90,545            220,169   D
Stock                                                     1999   2009    Stock,
Option                                                    (3)            par
(Right to                                                                value
Buy)                                                                     $0.01
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Explanation of Responses:
(1)  The Option vests immediately upon the initial public offering, or November 22, 1999.
(2)  This Option will first become vested and exercisable with respect to 6,666 shares on November 22, 2000.  Thereafter, this
Option will become vested and exercisable with respect to 555 additional shares of Common Stock on the last day of each of the next
23 consecutive months, with the balance of the 567 shares of Common Stock subject to this Option to first become vested and exercisable on the last day of the 24th consecutive month.
(3)  The Right of Repurchase shall lapse, and full vesting will occur, with respect to 30,181 shares of the Common Stock subject to this Option on November 22, 2000.  Thereafter, the Right of Repurchase shall lapse, and full vesting will occur, with respect to
2,515 additional shares of the Common Stock subject to this Option on the last day of each of the next 23 consecutive calendar months, with the balance of 2,519 shares of Common Stock to vest on the last day of the 24th consecutive month.


** Intentional misstatements or omissions of
   facts constitute Federal Criminal Violations.
   See 18 U.S.C. and 15 U.S.C. 78ff(a).              By: /S/ Debbie Soleta                                          1/6/00
                                                         --------------------------------------          ---------------------------
                                                         ** Signature of Reporting Person                            Date


Note:    File three copies of this Form, one of
         which must be manually signed. If space
         is insufficient, see Instruction 6 for
         procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless form displays a currently valid OMB number.

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                                                                                                                     SEC 1475 (3-99)
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